                SECURITIES AND EXCHANGE COMMISSION


                       Washington, DC 20549



                             Form 8-K


                          CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                  Date of Report:  March 7, 1995



                            AT&T Corp.


A New York                      Commission File             I.R.S. Employer
Corporation                        No. 1-1105               No. 13-4924710


     32 Avenue of the Americas, New York, New York 10013-2412

                 Telephone Number (212) 387-5400

Form 8-K
March 7, 1995                                                 AT&T Corp.

Item 5. Other Events

 LIN Broadcasting Corporation

   LIN Broadcasting Corporation ("LIN") is 52% owned by AT&T Corp. ("AT&T") indirectly through McCaw Cellular Communications, Inc. ("McCaw"). Under a private market value guarantee agreement (the "PMVG") between McCaw and LIN, a process began on January 1, 1995, to determine the private market value per share of LIN (the "Private Market Price") using independent appraisers. On March 7, 1995, the Private Market Price was determined, pursuant to the PMVG, to be $127.50 per share. McCaw will have 45 days from March 7, 1995, to decide whether to proceed with the acquisition of all the public shares at that price, subject to the approval of the LIN public shareholders.

   Pursuant to the PMVG, each of McCaw and the independent directors of LIN retained an appraiser (hereinafter, the "McCaw Appraiser" and the "LIN Appraiser" respectively) in each case to determine the private market value per share of LIN. On February 15, 1995, the McCaw Appraiser and the LIN Appraiser determined that value to be $105 per share and $155 per share, respectively. Because these appraisals differed by more than 10%, a jointly designated appraiser (the "Mutually Designated Appraiser") was selected to arrive at its determination of the private market value per share. On March 7, 1995, the Mutually Designated Appraiser determined the value, as defined by the PMVG, to be $127.50 per share. Therefore, pursuant to the PMVG, the Private Market Price is $127.50 per share.

     AT&T and McCaw are evaluating the Private Market Price and will make a determination as to whether McCaw should proceed with an acquisition of the LIN public shares. Any such acquisition would involve a substantial capital expenditure. The public shareholders hold approximately 25 million shares of LIN. If McCaw does not proceed with an acquisition, the PMVG provides that McCaw will put LIN in its entirety up for sale under the direction of the LIN independent directors subject to the approval of the LIN public shareholders.

      In connection with this matter, several purported class action suits have been filed against AT&T and others. On February 17, 1995, two purported class actions were filed in the Delaware Chancery Court entitled Fried v. MMM Holdings Inc., et al. (the "Fried Action") and Blake v. AT&T Corp., et al. (the "Delaware Actions"). On February 21, 1995, a purported class action was filed in New York State Supreme Court against AT&T and its directors entitled Katz v. Robert E. Allen, et al. (the "New York Action"). The Delaware Actions allege that AT&T, among others, has violated its fiduciary duties, and one of the Delaware Actions alleges that AT&T, among others, has violated its obligations under the PMVG, in each case by virtue of, among other things, the McCaw Appraiser's view that the private market value of LIN as defined under the PMVG is $105 per share. The New York Action similarly alleges that AT&T and its directors have violated their fiduciary duties by virtue of, among other things, the McCaw Appraiser's determination under the PMVG. On March 6, 1995, the Delaware Actions were consolidated with two additional actions that have been filed in the Delaware Court of Chancery entitled Phillip Frank v. McCaw Cellular Communications, et. al. and H. Richard Dollinger v. MMM Holdings, Inc. Pursuant to the order of consolidation, the complaint in the Fried Action was designated as the complaint in the consolidated action. AT&T believes that the actions are without merit.

Form 8-K
March 7, 1995                                                 AT&T Corp.








                            SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.









                                         AT&T Corp.





                                    By:  S.L. Prendergast
                                         Vice President and Treasurer








March 7, 1995